Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-156252

BIOCANCELL THERAPEUTICS INC.

PROSPECTUS SUPPLEMENT NO. 7, DATED DECEMBER 27, 2010

TO PROSPECTUS DATED MAY 7, 2010

This prospectus supplement supplements our prospectus dated May 7, 2010, relating to the resale, from time to time, by certain stockholders or their pledgees, donees, transferees, or other successors in interest, of up to 1,872,780 shares of our common stock.

We will not receive any proceeds from any such sale of these shares.

This prospectus supplement is being filed to include the information set forth in the Immediate Report on Form 8-K filed on December 27, 2010, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated May 7, 2010 which is to be delivered with this prospectus supplement.

Our common stock is listed on the Tel Aviv Stock Exchange under the ticker symbol “BICL.” On December 26, 2010, the last reported sale price per share of our common stock was 2.511 NIS (approximately $0.70) per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2010 (December 21, 2010)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

BioCancell Therapeutics, Inc. has successfully completed pre-clinical animal studies, using mice, that examined the use of BioCancell's new product candidate BC-821 as a treatment for glioblastoma (the most common and agressive type of primary human brain tumor). The research, carried out by Dr. Doron Amit in the Hebrew University laboratory of Prof. Abraham Hochberg, BioCancell's founder and chief scientist, showed that BC-821 succeeded in significantly inhibiting brain tumor volume growth in animals by 60% compared to an untreated control group. BioCancell considers these animal testing results to be a positive indication of the efficacy potential of BC-821 as a treatment for glioblastoma.

The mechanism of action of BC-821 is based on a plasmid that synthesizes Diphtheria Toxin in cancerous cells, activated by the regulatory sequences of either or both of two target genes: the H19 gene and the IGF2 gene, both of which are expressed in cancerous cells only. The expression of either target gene is sufficient to activate the drug. BC-821's double activation method is designed to kill more cancerous cells in a greater number of patients more efficiently. An international patent application for this product was filed in 2008.

In light of the initial results, BC-821 will undergo additional pre-clinical testing as a treatment for additional applications. BioCancell will consider continued development of this product candidate for types of cancer with high levels of IGF2 expression, depending on the resources available to the company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: December 27, 2010	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary